Exhibit 99.1

RMG NETWORKS REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS

Reports Fourth Quarter Adjusted Revenue1 Growth of 32% with Stable Adjusted Gross Margins and Improved Adjusted EBITDA Compared to Prior Quarter

Fourth Quarter Highlights

•

Total adjusted revenue1 of $18.6 million increased 32% from the third quarter 2014

•

Adjusted EBITDA loss1 of $1.3 million represented a $0.9 million improvement from the third quarter 2014

•

Brought to market the first product of ‘Six New Products in Six Months’ initiative

•

Subsequent to year-end and as previously disclosed, issued $25 million in convertible preferred stock; offering was comprised of $15 million to convert entire senior debt facility and $10 million of new gross cash proceeds

•

Subsequent to year-end and as previously disclosed, entered into a non-binding letter of intent to sell Airline Media Networks business

DALLAS, TX – (Marketwired) – 3/31/2015 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks, a leading provider of technology-driven visual communications solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2014.

RMG Networks helps brands and organizations communicate more effectively using location-based video networks. The company builds enterprise video networks that empower organizations to visualize critical data to better run their business. The company also connects brands with target audiences using video advertising networks.

Robert Michelson, Chief Executive Officer, commented, “We executed well in the fourth quarter and are encouraged by our progress, as adjusted revenues grew significantly and adjusted EBITDA improved compared to the prior quarter. During the fourth quarter, we advanced a number of focused initiatives to drive new product innovation, strengthen our sales organization and enhance operational efficiency, while redirecting investments to areas of our business where we have a highly differentiated offering driving competitive advantage.”

“In December, we began executing on an aggressive six month innovation plan to introduce one new solution a month into the market, in order to strengthen our portfolio of products,” Mr. Michelson continued. “Our efforts remain on track and our sales pipeline2 is stronger today than it was one year ago as a result.  We have also made strides with our sales organization to streamline and align sales goals across the organization.”

“The recently completed financing transaction and the announcement of the proposed sale of our Airline Media Network business are two additional important steps that significantly strengthen our balance sheet, enabling us to continue funding our growth initiatives. The sale of the Airline Media network will allow us to focus our attention on our Enterprise business. In addition, we believe the capital we just raised, along with the other strategic and operational initiatives we are pursuing, will allow us to achieve our ultimate goal of sustainable profitability.”

Mr. Michelson further added, “While it will still take some time for the effect of these organizational changes to impact our financial results, we are encouraged to be adding larger, more substantial deals to our pipeline2 from existing customers as well as a number of potential opportunities tied to new customers. As an organization, we are making progress to rejuvenate growth and are on a path to achieve our ultimate goal of long-term sustainable profitability.”

1   Q4 and Q3 2014 GAAP consolidated revenue was $18.4 million and $13.9 million. Q4 & Q3 2014 GAAP operating loss was $32.5 million and $18.5 million, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

2   Pipeline does not represent contracted deals and the company makes no assurance of closing deals in the pipeline.

Fourth Quarter Financial Review

RMG Networks completed the business combinations of Reach Media Group Holdings, Inc. and Symon Holdings Corporation, or Symon, on April 8 and April 19, 2013, respectively. Symon was determined to be the Predecessor Company for accounting purposes and accordingly Symon’s historical financials are included for comparison in RMG Networks’ “as-reported” financials. Because Symon recorded results of operations on a January 31 fiscal year and because the results of Reach Media Group Holdings, Inc. are included in Predecessor Company financials only as of the date of combination, full year 2014 results as-reported are not comparable with the Predecessor Company’s results for the full year 2013. In addition, “as-reported” results include certain items and the effects of purchase accounting which RMG Networks does not believe reflect the underlying performance of its business. Therefore, for ease of comparison, the following provides adjusted results for the full year 2014 and pro forma combined results for the full year 2013 as if the companies had existed as a combined entity for the relevant periods and adjusting for the items described above.

Adjusted Results3,4

Fourth Quarter Revenue. Total adjusted revenues in the fourth quarter of 2014 were $18.6 million, a sequential increase of 32.0% from $14.1 million in the third quarter of 2014.

•

Adjusted Enterprise revenue of $13.1 million increased 24.4% from $10.6 million in the third quarter of 2014, driven by an increase in product sales and professional services delivered. Adjusted gross margin increased to 53.7% from 52.7% in the third quarter of 2014.

•

Media revenue of $5.5 million increased 54.4% from $3.6 million in the third quarter of 2014, primarily due to better sales execution and seasonal advertising trends. Gross margin improved to 23.3% from 21.9% in the third quarter of 2014.

On a year over year basis, total adjusted revenues in the fourth quarter of 2014 represented a decrease of 17.2% from $22.5 million of adjusted revenues in the fourth quarter of 2013.

•

Adjusted Enterprise revenue decreased 18.6% from $16.1 million in the fourth quarter of 2013. Adjusted Enterprise gross margin was 53.7% compared to 50.9% in the fourth quarter of 2013.

•

Media revenue decreased 13.8% from $6.4 million in the fourth quarter of 2013. Media gross margin was 23.3% compared to 36.1% in the fourth quarter of 2013.

Fourth Quarter Adjusted EBITDA3. Adjusted EBITDA loss was $1.3 million, improving from a loss of $2.2 million in the third quarter of 2014, due primarily to the reasons described above.

On a year over year basis, adjusted EBITDA decreased in the fourth quarter from an adjusted EBITDA loss of $0.5 million in the fourth quarter of 2013, due to the reasons described above.

During the fourth quarter of 2014, the company recorded the following non-recurring, non-cash items:

•

A $1.0 million write-off of obsolete inventory.

•

An additional $1.4 million accrual on a previously recognized loss accrual on a long-term contract, initially recorded in the second quarter of 2014. Based on revised estimates for the performance of the contract over its term, the loss is now expected to be greater than previously estimated.

•

Impairment charges of $20.8 million and $5.9 million related to goodwill and intangible assets, respectively, of the Enterprise Unit. The impairments are a result of a more conservative near-term forecast versus previous forecasts based off the strategies pursued by the company’s new leadership. It does not reflect management’s view of the long-term value of the company’s Enterprise business unit.

Full Year. Total 2014 adjusted revenues5 were $61.8 million, a decrease of 15.2% from total pro forma combined revenues of $72.9 million in 2013. 2014 adjusted EBITDA loss was $11.6 million compared to a pro forma combined adjusted EBITDA loss of $1.9 million in 2013.

3   Q4 & Q3 2014 GAAP consolidated revenue was $18.4 million and $13.9 million, respectively. Q4 & Q3 2014 GAAP Enterprise revenue was $12.9 million and $10.3 million, respectively. Q4 & Q3 2014 GAAP operating loss was $32.5 million and $18.5 million, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

4   Enterprise revenues represent Products, Maintenance and Content Services, and Professional Services revenue line items; Media revenues represent Advertising revenue line item.

5   2014 GAAP consolidated revenue was $57.5 million. GAAP consolidated revenue for the period April 20, 2013, through December 31, 2013, was $50.3 million. 2014 GAAP operating loss was $32.5 million. GAAP operating loss for the period April 20, 2013, through December 31, 2013, was $14.6 million. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

Reported Results

Fourth Quarter. Total reported revenue for the quarter ended December 31, 2014 was $18.4 million compared to total reported revenue of $19.6 million for the same quarter last year.

Operating loss for the quarter ended December 31, 2014 was $32.5 million compared to an operating loss of $6.7 million for the same quarter last year.

Full Year. Total reported revenue for the year ended December 31, 2014 was $57.5 million compared to total revenue for the successor company for the period from April 20, 2013 through December 31, 2013 of $50.3.

Operating loss for the year ended December 31, 2014 was $79.2 million compared to an operating loss for the successor company for the period from April 20, 2013 through December 31, 2013 of $14.6 million.

Non-Binding LOI to Sell the Airline Media Network Business

RMG Networks announced on March 19, 2015, that it has entered into discussions with certain unaffiliated third parties regarding the proposed sale of its Media business, also known as the RMG Airline Media Network. The contemplated sale does not include the RMG Office Media Network.

As a result of these discussions, RMG Networks has signed a non-binding letter of intent to sell its RMG Airline Media Network business for $5.5 million, plus the assumption of certain liabilities to an unaffiliated third party. The parties are in the process of negotiating a definitive agreement.

Issuance of Series A Convertible Preferred Stock

RMG Networks announced on March 25, 2015, the sale of $25 million in Series A Convertible Preferred Stock (the "Preferred Stock") to institutional and accredited investors (the “Financing”). The Financing closed on March 27, 2015. The Financing was comprised of $15 million from the full conversion of the company’s existing senior debt facility and approximately $10 million in new capital, prior to the payment of fees and other transaction expenses. With the conversion of its senior credit facility, the company is debt free, with the exception of capital leases.

The Financing included 250,000 shares of Preferred Stock that are mandatorily convertible into 25,000,000 shares of RMG Networks common stock, reflecting an effective transaction price of $1.00 per common share. The Preferred Stock is mandatorily convertible upon an affirmative shareholder vote approving the conversion. The company expects to file a proxy statement with the Securities and Exchange Commission (“SEC”) for such purpose in the coming days and has received support agreements committing to vote in favor of approving the conversion from investors representing approximately 45% of common shares outstanding.

The Preferred Stock does not pay dividends unless the company fails to hold a meeting of its stockholders to approve the conversion of the preferred stock within 60 days of closing the Financing (or within 75 days of closing the Financing in the case of SEC review of the proxy statement for such meeting) at which point dividends begin accruing at a rate of 1% per month or portion thereof. The company is required to file a registration statement with the SEC for the common shares underlying the Preferred Stock within 30 days of closing the Financing. The Financing also carries other terms and conditions representative of a transaction of this type, the full description of which can be reviewed in documents attached to the company’s filing with the SEC on Form 8-K.

The Preferred Stock was offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated thereunder. The securities sold in the Financing have not been registered under the Securities Act, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Roth Capital Partners served as the sole placement agent for the Financing.

Business Outlook

“In the first quarter, we expect typical seasonal patterns to impact our business,” continued Mr. Michelson. “However, with our focused sales strategy and innovative new products gaining traction in the market, we are confident our growing pipeline will drive long-term growth, and that in time, we will return to delivering the financial and operational performance our shareholders expect. We have in front of us numerous, specific opportunities to deliver accelerated growth in the second half of 2015 and are committed to executing on them. With many of these initiatives in early stages, the visibility into the exact timing of their impact is still not clear. As such, we believe it would be premature to provide specific, near-term guidance at this time. As we execute on our planned product development and sales enhancement programs, we remain optimistic about our prospects for revenue growth and developing material operating leverage to produce significant adjusted EBITDA over the intermediate- and long-term to become self-sustaining.”

Conference Call

Management will host a conference call to discuss these results today, Tuesday, March 31, 2015 at 9 a.m. ET.  To access the call, please dial (866) 953-6856 (toll free) or (617) 399-3480 and passcode #81394350.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG Networks’ web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for 90 days.

A telephonic replay of this conference call will also be available by dialing (888) 286-8010 (toll free) or (617) 801-6888 (passcode: 58029439) from 1 p.m. ET on Tuesday, March 31, 2015 until midnight ET on April 7, 2015.

About RMG Networks

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks. The company builds enterprise video networks that empower organizations to visualize critical data to better run their business. The company also connects brands with target audiences using video advertising networks. RMG Networks works with over 70% of the Fortune 100. The company is headquartered in Dallas, Texas, with offices in the United States, United Kingdom, Singapore and the UAE. For more information, visit http://www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted Revenue, Adjusted Gross Margin and Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted Revenue, Adjusted Gross Margin and Adjusted EBITDA as supplemental measures of its operating performance, and believes that many of the company’s investors use these non-GAAP measures to monitor the company’s performance. These measures should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures.  Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the proposed sale of the Media business, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital  on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; Reach Media Group's ("RMG") history of incurring significant net losses and limited operating history; the competitive environment in the advertising markets in which the company operates; the risk that the anticipated benefits of the combination of RMG or Symon Holdings Corporation, or of other acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
For RMG Networks Holding Corporation

Investor
Brett Maas / Rob Fink

646-536-7331 / 646-415-8972

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,076,708	$8,235,566
Accounts receivable, net	15,748,394	22,731,678
Inventory, net	1,460,876	4,633,213
Deferred tax assets	6,671	63,617
Other current assets	1,297,893	2,224,547
Total current assets	21,590,542	37,888,621
Property and equipment, net	5,685,797	3,548,985
Intangible assets, net	11,518,997	38,782,000
Goodwill	-	28,642,398
Loan origination fees	743,082	971,726
Other assets	250,363	496,879
Total assets	$39,788,781	$110,330,609
Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,697,464	$6,606,200
Revenue share liabilities	3,861,967	3,998,794
Accrued liabilities	4,306,255	4,510,848
Loss on long-term contract	2,648,644	-
Deferred revenue	9,358,510	10,074,420
Total current liabilities	24,872,841	25,190,262
Notes payable – non current	14,000,000	8,000,000
Warrant liability	1,447,308	4,573,123
Deferred revenue – non current	1,478,041	990,989
Deferred tax liabilities	-	6,430,853
Loss on long-term contract - non-current	1,035,804	-
Capital leases and other	843,030	392,558
Total liabilities	43,677,024	45,577,785
Commitment and Contingencies
Stockholders’ equity (deficit):
Common stock, $.0001 par value, (250,000,000 shares authorized; 12,467,756 and 11,920,583 shares issued, 12,167,756 and 11,920,583 shares outstanding, at December 31, 2014 and December 31, 2013, respectively.)	1,247	1,192
Additional paid-in capital	82,089,504	77,452,317
Accumulated comprehensive income (loss)	6,211	299,618
Retained earnings (accumulated deficit)	(85,505,205)	(13,000,303
Treasury Stock (300,000 shares)	(480,000)	-
Total stockholders’ equity (deficit)	(3,888,243)	64,752,824
Total liabilities and stockholders’ equity (deficit)	$39,788,781	$110,330,609

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income (Loss)

	Successor Company Twelve Months Ending December 31, 2014	Successor Company April 20, 2013 Through December 31, 2013	Predecessor Company February 1, 2013 Through April 19, 2013
Revenue:
Advertising	$16,507,209	$15,963,107	$-
Products	16,686,243	18,488,304	2,239,236
Maintenance and content services	16,095,033	7,537,024	3,594,520
Professional services	8,204,328	8,289,212	1,323,559
Total Revenue	57,492,813	50,277,647	7,157,315
Cost of Revenue:
Advertising	12,814,119	10,718,458	-
Products	12,334,834	11,974,491	1,498,135
Maintenance and content services	2,892,245	1,759,866	611,692
Professional services	5,896,578	5,232,781	861,640
Loss on long-term contract	2,732,050	-
Total Cost of Revenue	36,669,826	29,685,596	2,971,467
Gross Profit	20,822,987	20,592,051	4,185,848
Operating expenses:
Sales and marketing	18,837,363	12,681,559	1,729,871
General and administrative	18,880,668	12,871,283	1,739,348
Research and development	3,974,362	2,623,791	512,985
Acquisition expenses	378,193	2,095,250	3,143,251
Depreciation and amortization	6,805,087	4,956,622	140,293
Impairment of goodwill and intangible assets	51,108,782	-	-
Total operating expenses	99,984,456	35,228,505	7,265,748
Operating income (loss)	(79,161,469)	(14,636,454)	(3,079,900)
Other Income (Expense):
Warrant liability income charge	665,324	1,960,211	-
Interest expense and other - net	(1,719,821)	(3,327,148)	(14,553)
Income (loss) before income taxes	(80,215,966)	(16,003,391)	(3,094,453)
Income tax expense (benefit)	(7,711,064)	(3,003,088)	(540,897)
Net income (loss)	(72,504,902)	(13,000,303)	(2,553,556)
Other comprehensive income -
Foreign currency translation adjustments	(293,407)	299,618	(121,144)
Total comprehensive income (loss)	$(72,798,309)	$(12,700,685)	$(2,674,700)
Net income (loss) per share:
Basic and diluted net income (loss) per share of Common Stock	(5.96)	$(1.40)	-
Basic and diluted net income (loss) per share of Class L Common Stock			$(2.55)
Weighted average shares used in computing basic and diluted net income (loss) per share of Common Stock	12,155,694	9,270,466	-
Weighted average shares used in computing basic and diluted net income (loss) per share of Class L Common Stock		-	1,000,000
Weighted average shares used in computing basic and diluted net income (loss) per share of Class A Non-Voting Common Stock		-	68,889

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

	Successor Company Twelve Months Ending December 31, 2014	Successor Company April 20, 2013 Through December 31, 2013	Predecessor Company February 1, 2013 Through April 19, 2013
Cash flows from operating activities
Net income (loss)	$(72,504,902)	$(13,000,303)	$(2,553,556)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,805,087	4,956,622	140,293
Change in warrant liability	(665,324)	(1,960,211)	-
Impairment of intangible assets and goodwill	51,108,782	-	-
Stock-based compensation	2,060,287	1,876,122	-
Non-cash treasury stock	(480,000)	-	-
Loan origination fees	228,644	829,324	-
Non-cash consulting expense	504,750	175,250	-
Non-cash directors' fees	116,464	-	-
Interest capitalized as debt	-	135,000	-
Deferred tax (benefit)	(6,990,895)	(3,059,732)	(12,294)
Changes in operating assets and liabilities:
Accounts receivable	7,649,904	(11,226,354)	2,846,332
Inventory	3,172,337	(1,155,725)	(488,722)
Other current assets	1,070,132	(650,241)	(154,529
Other assets, net	(258,234)	94,802	12,572
Accounts payable	(1,863,429)	4,618,337	(2,978,808)
Accrued liabilities	(281,719)	184,623	(767,991)
Deferred revenue	(949,871)	5,165,359	(372,579)
Loss on contract	3,347,624
Other non-current liabilities	(799,728)
Net cash provided by (used in) operating activities	(8,730,091)	(13,017,127)	(4,329,282)

Cash flows from investing activities
Acquisition of Symon Holdings Corporation	-	(209,079)	-
Purchases of property and equipment	(2,293,436)	(2,643,574)	(86,470)
Net cash provided by (used in) investing activities	(2,293,436)	(2,852,653)	(86,470)

Cash flows from financing activities
Proceeds from debt	6,000,000	3,647,863	-
Repayments of debt	-	(29,782,863)	-
Proceeds from sale of stock	-	39,390,600	-
Expenses related to sale of stock	-	(274,815)	-
Net cash provided by (used in) financing activities	6,000,000	12,980,785	-

Effect of exchange rate changes on cash	(135,331)	299,618	(121,144)
Net increase (decrease) in cash and cash equivalents	(5,158,858)	(2,589,377)	(4,536,896)
Cash and cash equivalents, beginning of period	8,235,566	10,824,943	10,203,169
Cash and cash equivalents, end of period	$3,076,708	$8,235,566	$5,666,273

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,578,576	$2,081,529	$2,053
Cash paid during the period for income taxes	$186,509	$-	$150,000
Leasehold improvements acquired through landlord allowance	$1,250,200	$-	$-

RMG Networks Holding Corporation

Reconciliation of Gross Profit

For the Three Months Ended December 31, 2014

	Successor Company Three Months Ended December 31, 2014 (GAAP)	Purchase Price Accounting Adjustment	Inventory Write-Off	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$5,517,315	$-	$-	$-	$5,517,315
Product sales	6,709,523	-	-	-	6,709,523
Maintenance and content services	4,050,539	209,913	-	-	4,260,452
Professional services	2,150,505	-	-	-	2,150,505
Total Revenue	18,427,882	209,913	-	-	18,637,795

Cost of Revenues:
Advertising	4,232,418	-	-	-	4,232,418
Product sales	4,923,141	-	(1,028,829)	-	3,894,312
Maintenance and content services	681,872	-	-	-	681,872
Professional services	1,502,612	-	-	-	1,502,612
Loss on long-term contract	1,358,679	-	-	(1,358,679)	-
Total Cost of Revenue	12,698,722	-	(1,028,829)	(1,358,679)	10,311,214

Gross Profit	$5,729,160	$209,913	$1,028,829	$1,358,679	$8,326,581

RMG Networks Holding Corporation

Reconciliation of Gross Profit

For the Three Months Ended December 31, 2013

	Successor Company Three Months Ended December 31, 2013 (GAAP)	Purchase Price Accounting Adjustment	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$6,397,833	$-	$6,397,833
Product sales	7,958,396	-	7,958,396
Maintenance and content services	1,732,003	2,561,729	4,293,732
Professional services	3,556,565	300,000	3,856,565
Total Revenue	19,644,797	2,861,729	22,506,526

Cost of Revenues:
Advertising	4,010,559	-	4,010,559
Product sales	4,983,711	-	4,983,711
Maintenance and content services	314,093	-	314,093
Professional services	2,690,640	-	2,690,640
Loss on long-term contract	-	-	-
Total Cost of Revenue	11,999,003	-	11,999,003

Gross Profit	$7,645,794	$2,861,729	$10,507,523

RMG Networks Holding Corporation

Reconciliation of Gross Profit

For The Year Ended December 31, 2014

	Successor Company Year Ended December 31, 2014 (GAAP)	Purchase Price Accounting Adjustment	Inventory Write-Off	Cost of Revenue Reclassification	Loss on Long-Term Contract	Adjusted (Non-GAAP)

Revenue:
Advertising	$16,507,209	$-	$-	$-	$-	$16,507,209
Product sales	16,686,243	-	-	1,381,459	987,542	19,055,244
Maintenance and content services	16,095,033	839,652	-	-	394,565	17,329,250
Professional services	8,204,328	-	-	-	687,789	8,892,117
Total Revenue	57,492,813	839,652	-	1,381,459	2,069,896	61,783,820

Cost of Revenues:
Advertising	12,814,119	-	-	1,381,459	-	14,195,578
Product sales	12,334,834	-	(1,028,829)	-	-	11,306,005
Maintenance and content services	2,892,245	-	-	-	-	2,892,245
Professional services	5,896,578	-	-	-	-	5,896,578
Loss on long-term contract	2,732,050	-	-	-	(2,732,050)	-
Total Cost of Revenue	36,669,826	-	(1,028,829)	1,381,459	(2,732,050)	34,290,406

Gross Profit	$20,822,987	$839,652	$1,028,829	$-	$4,801,946	$27,493,414

RMG Networks Holding Corporation

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

	Fourth Quarter
	2014	2013

Operating income (loss) per Statements of Comprehensive Income	$(32,548,285)	$(6,725,013)

Revenues that would have been recognized in the period had
the balance in deferred revenue at the acquisition date not
been required to be adjusted to market value at the acquisition
date in accordance with GAAP purchase accounting guidelines	209,913	2,861,729

Depreciation and amortization	1,406,109	1,985,002
Acquisition expenses	-	100,000
Stock-based compensation	577,073	1,318,481
Impairment of intangible assets and goodwill	26,686,933	-
Write-off of obsolete inventory	1,028,829	-
Loss on long-term contract	1,358,679	-

Adjusted EBITDA	$(1,280,749)	$(459,801)

RMG Networks Holding Corporation

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

	Full Year
	2014	2013[6]

Operating income (loss) per Statements of Comprehensive Income	$(79,161,469)	$(19,785,414)

Revenues that would have been recognized in the period had
the balance in deferred revenue at the acquisition date not
been required to be adjusted to market value at the acquisition
date in accordance with GAAP purchase accounting guidelines	839,652	4,399,479

Depreciation and amortization	6,805,087	5,822,067
Acquisition expenses	378,193	5,807,518
Stock-based compensation	2,060,287	1,876,122
Impairment of intangible assets and goodwill	51,108,782	-
Write-off of obsolete inventory	1,028,829	-
Loss on long-term contract	4,801,946	-
Reorganization costs	579,029	-

Adjusted EBITDA	$(11,559,664)	$(1,880,228)

6   Represents 2013 pro forma combined results